                                                                   EXHIBIT 10.25

                                  LICENSE AGREEMENT

         This agreement (the "Agreement") is entered into effective July 19, 1995 (the "Effective Date"), by and between Kaiser Aerospace and Electronics Corporation ("Kaiser"), a California corporation, having its principal place of business at 950 Tower Lane, Foster City, CA 94404 and Vista Medical Technologies, Inc. ("Vista"), a California corporation, having its principal place of business at 2752 Loker Avenue West, Carlsbad, CA 92008.

         1.        LICENSE; COOPERATION; COMMERCIALIZATION

         1.1 In consideration of Vista's obligations hereunder, Kaiser hereby grants to Vista an exclusive, irrevocable, fully paid-up, perpetual, worldwide, unlimited license (the "License") in the Field under the patent ("Patent") set forth in Exhibit A, attached hereto and incorporated herein by this reference, to use, sell, have sold and otherwise fully exploit the optical collimating apparatus (the "Device") covered by the Patent and to manufacture (or have manufactured) the Device pursuant to the terms of Section 1.4 below, as well as a non-exclusive, irrevocable, fully paid-up, perpetual, worldwide license in the Field to any underlying or related inventions, ideas, manufacturing processes, methods of use, techniques, know-how, data, information, improvements, modifications or derivatives, whether or not patentable or now existing that are necessary or useful in exploiting the Device (the "Technology"), including, without limitation, any and all patents and patent rights, copyrights, trade secret rights, trademarks and other rights (the "Proprietary Rights") (the Device and the Technology, including all Proprietary Rights contained therein, shall be referred to collectively as the "Licensed Rights"). To enable Vista to exercise the licenses granted herein and throughout the term of this Agreement, Kaiser will promptly disclose and provide the Technology to Vista. For the purposes of this Agreement, the "Field" shall be defined as all applications in or relating to medicine.

         1.2 Kaiser agrees to assist Vista in every proper way (i) to evidence and perfect the License and (ii) to apply for, obtain and maintain any regulatory approvals for the Device as incorporated into any and all medical products developed pursuant to the licenses granted under this Agreement (the "Products"), all of which Vista is granted the unilateral, exclusive, transferable right (but not obligation) to do. All such regulatory approvals will be obtained by Vista in its name and, to the extent allowed by law, any such existing rights or approvals (or applications therefor) are hereby assigned to Vista and shall otherwise be for the sole benefit of Vista. Kaiser will execute all documents Vista may reasonably request for any of the foregoing purposes.

         1.3 The License granted in Section 1.1 above shall become non-exclusive if and only if Vista has (i) failed to develop, with the intent to market, a

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functional benchmark prototype of a Product incorporating the Device within
* * *     * * * following the Effective Date and (ii) has not, before the
expiration of such  * * *      * * * period, entered into a development program
for a Product incorporating the Device with Kaiser or a Kaiser-affiliated company.

         1.4 The parties will, in good faith, enter into a separate Device manufacturing agreement (the "Manufacturing Agreement"), whereby Kaiser shall exclusively manufacture the Device for Vista to fill all of Vista's Device requirements. Nevertheless, in the event that Kaiser or a Kaiser licensee fails to supply Vista's Device requirements or otherwise materially breaches the terms of the Manufacturing Agreement, Vista shall have the right to manufacture, or have manufactured, the Device and Kaiser shall provide all reasonable and necessary assistance therefor.

         2.   TERM AND TERMINATION

         2.1 This Agreement shall continue in effect unless and until terminated as provided in this Section 2.

         2.2 If Vista determines that it is economically or technically impractical or disadvantageous for it to continue development or marketing regarding the Device, Vista may terminate this Agreement at any time upon ninety
(90) days written notice.

         2.3  If Vista materially breaches this Agreement and fails to commence
action to cure such breach within    * * *         of receipt of written notice
thereof from Kaiser, Kaiser may terminate this Agreement by written notice; provided that if Vista in good faith disputes an allegation of breach, the cure period will commence upon resolution of such dispute.

         2.4 If termination of this Agreement occurs, all rights licensed to Vista hereunder shall revert to Kaiser and neither party shall have any obligations to the other party under this Agreement, except for Sections 3, 5 and 6, which still survive termination; provided, however, that in no event will Vista or any sublicensee, transferee or assignee be precluded from disposing of its inventory or meeting its then existing supply obligations.

         3.   CONFIDENTIALITY; OWNERSHIP

         3.1 Each party agrees that all inventions, processes, materials, know-how and ideas and all other business, technical and financial information it obtains from the other are the confidential property of the disclosing party ("Confidential Information" of the disclosing party). Except as expressly allowed in this Agreement, the receiving party will hold in confidence and not use or disclose any Confidential Information of the disclosing party and shall similarly bind its employees in writing. The receiving party shall not be obligated under this Section 3 with respect to information that:

* * * Confidential Treatment Requested


                                          2.

           (1) is or has become readily publicly available through no fault of the receiving party or its employees or agents; or

           (2) is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information and provided the receiving party abides by all restrictions imposed by such third party; or

           (3) was rightfully in the possession of the receiving party prior to its disclosure by the other party provided the receiving party abides by all restrictions imposed on its possession of such information; or

           (4) was independently developed by employees or consultants of the receiving party without access to such Confidential Information; or

           (5) is required by order of a government agency or court of competent jurisdiction to be disclosed.

         3.2 As between the parties, and subject to the rights granted to Vista under this Agreement, ownership of the Licensed Rights is and shall remain in Kaiser.

         3.3 All right, title and interest in and to any improvements or modifications made to the Licensed Rights by Vista during the term of this Agreement shall vest in Vista, subject to a non-exclusive, non-transferable, royalty-free license to Kaiser for non-Field applications.

         3.4 The parties agree to execute any and all documents necessary to effectuate the ownership provisions of Sections 3.2 and 3.3 above.

         4.   REPRESENTATIONS

         4.1 Kaiser represents and warrants to Vista that Kaiser (i) is the sole owner of all rights, title and interest in and to the Licensed Rights, (ii) has not assigned, transferred, licensed, pledged or otherwise encumbered the Licensed Rights in a manner inconsistent with the rights granted in this Agreement, (iii) has full power and authority to enter into this Agreement and to grant the licenses set forth in Section 1.1 hereof, (iv) is not aware of any actual or potential violation, infringement or misappropriation of any third party's rights (or any claim or potential claim thereof) by the Licensed Rights and (v) except as previously disclosed to Vista in writing, is not aware of any questions or challenges with respect to the patentability or validity of any claims of the Patent; Kaiser will promptly notify Vista of any change in such information or circumstances of which it becomes aware.

         4.2 During the term of this Agreement, Kaiser shall diligently protect, maintain and enforce the Licensed Rights, which shall include taking all necessary action to prevent and terminate any third party infringement of the Licensed Rights.


                                          3.

         5.   GENERAL PROVISIONS

         This Agreement is not assignable or transferable by either party without the prior written consent of the other, except to a successor of all or substantially all of either party's assets or business or as otherwise provided elsewhere in this Agreement. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given to a party if delivered personally or by carrier with delivery receipt required, postage prepaid to the address of that party as set forth on the first page of this Agreement; or such other address as is provided by that party to the other upon ten (10) days written notice. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed pursuant to the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses including, without limitation, attorney's fees. Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the parties.
Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.


KAISER AEROSPACE AND                   VISTA MEDICAL
ELECTRONICS CORPORATION                TECHNOLOGIES, INC.


By: /s/ Edward Durbin                  By: /s/ John Lyon
   --------------------------------       --------------------------------

Name:  Edward Durbin                   Name:  John Lyon

Title:  Senior Vice President          Title:  President

                                          4.

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                                      EXHIBIT A

UNITED STATES PATENT [19]              [11]PATENT NUMBER:- 4,859,031

BERMAN ET AL.                          [45]DATE OF PATENT:AUG. 22, 1989

--------------------------------------------------------------------------------

[54]  OPTICAL COLLIMATING APPARATUS

[75]  Inventors:   Arthur L. Berman, Milpitas; James E. Melzer, San Jose, both of Calif.

[73]  Assignee:    Kaiser Electronics, San Jose, Calif.

[21]  Appl. No.:   80,739

[22]  Filed:  Aug. 3, 1987

[51]  Int. Cl.(4).........................................G02B 27/14; G02B 5/30;
                                                                       G02F 1/13

ATTORNEY, AGENT, OR FIRM-Townsend and Townsend

[57]                                   ABSTRACT

An optical collimating apparatus employs a semi-reflective concave mirror and cholesteric liquid crystal element. In one embodiment, the optical collimating apparatus is used as a heads-up display device. Images in the line of sight of an observer substantially pass through a transmitter/combiner, semi-reflective concave mirror, and cholesteric liquid crystal element to an observer. Images generated by an image source are focussed on the transmitter/combiner such that the transmitter/ combiner reflects the images into the line of sight of the observer. The generated images are transmitted by the primarily transmissive (convex) side of the semi-reflective concave mirror to the cholesteric liquid crystal element. The cholesteric liquid crystal element reflects the generated images back toward the primarily reflective (concave) side of the semi-reflective concave mirror, which in turn reflects the images back toward the cholesteric liquid crystal element, which transmits the generated images to the Observer. In an alternative embodiment, such as in a flight simulator or similar device, an image source projects images upon the primarily transmissive (convex) side of a semi-reflective concave mirror which transmits the images to a cholesteric liquid crystal element. The images are reflected by the cholesteric liquid crystal element back toward the primarily reflective (concave) side of the semi-reflective concave mirror. The images are then reflected by the semi-reflective concave mirror back toward the cholesteric liquid crystal element which transmits the images to the observer.

8 CLAIMS, 2 DRAWING SHEETS

[52]  U.S. Cl..................................................350/174; 350/172;
                                                       350/320; 350/352; 350/370
[58]  Field of Search....................................350/174, 169, 320, 352,
                                                          350/370, 379, 171, 172

[56]     References Cited

U.S. PATENT DOCUMENTS

Re. 27,356      5/1972    La Russa.......................................350/157
  3,848,974    11/1974    Hosking et al. ................................350/174
  3,915,548    10/1975    Opittek et al. ................................350/3.5
  3,940,203     2/1976    La Russa.......................................350/3.5
  4,093,347     6/1978    La Russa.......................................350/174
  4,589,735     5/1986    Saunders.......................................350/338

OTHER PUBLICATIONS

Xerox Disclosure Journal, vol. 1, No. 3, Mar. 1976, pp. 85-86.
Physical Review Letters, Dependence of Pitch on Composition in Cholesteric Liquid Crystals, by Adams et al., vol. 22, Jan. 20, 1969, pp. 92-94.
James Adams et al., "Cholesteric Films as Optical Filters", J. Applied Phys., vol. 42, No. 10, Sep. 1971.

PRIMARY EXAMINER--John K. Corbin
ASSISTANT EXAMINER--Ronald M. Kachmarik

                                      "PICTURE"

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                                      "PICTURE"




                                      "PICTURE"




                                      "PICTURE"

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                                      "PICTURE"




                                      "PICTURE"




                                      "PICTURE"

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                                      4,859,031

                                          1
                            OPTICAL COLLIMATING APPARATUS

                             BACKGROUND OF THE INVENTION

    1.  Field of the Invention
    The present invention relates generally to the field of visual display systems for use in aircraft, flight simulators, etc., and more particularly to an apparatus for collimating a projected image at or near infinity, having high transmission of images incident thereupon.
    2.  Description of the Prior Art
    Optical collimation apparatus capable of forming an image at or near infinity of an object or a plurality of optically superimposed objects have been known for some time. One such apparatus is described in U.S. Pat. No. Re 27,356, reissued May 9, 1972. As disclosed, an apparatus having a single spherically curved combining mirror is used as an image forming element. A primary image is directed at the convex side of the mirror, which transmits the image to a birefringent beam splitter array, positioned on the concave side of the mirror. The Array reflects the image back to the spherical mirror, collimating the image for viewing by an observer. Several polarizing filters in the light path selectively direct that part of the primary image which returns to the spherical mirror.
    The apparatus taught in Re No. 27,356 may be assembled in compact size and light weight. However, due to the required multiple filtering and reflections of the primary image, transmissivity of the primary image is low. For example, each filtering and reflection of the primary image successively reduces the image's intensity by approximately one-half. The result is an ultimate transmission in the neighborhood of 0.5 to 10 percent of the original intensity of the primary image.
    Another system, described in U.S. Pat. No. 3,940,203, issued Feb. 24, 1976, is a variation on the previously discussed Pat. No. Re 27, 356 which replaces the spherical mirror with a reflection-type holographic analog of a spherical mirror. Because the disclosed apparatus must employ a relatively large number of reflections and transmissions to properly control light which reaches the observer, this technique also suffer from low transmission of the primary image. By utilizing the improved reflection and transmission characteristics of the holographic element, efficiency on the order of 6 to 10 percent of an image's original intensity is achieved at best.
    Thus, there is a present need in the art for an optical collimation apparatus with improved transmisivity of images. Further, since application of such optical collimation apparatus may include helmet-mounted display systems or other applications where size and weight are critical, there is a present need for such an optical collimation apparatus which is both compact and light-weight.

                               SUMMARY OF THE INVENTION

    The present invention is directed to an optical collimation apparatus that utilizes the properties of cholesteric liquid crystals to form, preferably at or near infinity, an image of an object or of a plurality of objects optically superimposed, in the line of sight of an observer.
    According to a preferred embodiment of the present invention, the collimation apparatus is formed of a semi-reflective concave mirror and a cholesteric liquid crystal element. The semi-reflective concave mirror and cholesteric liquid crystal element are utilized together with a transmitter/combiner placed in the line of sight of an observer. An image source, such as a cathode ray tube (CRT), liquid crystal display (LCD), or other display device is provided such that images projected thereby are reflected by the transmitter/combiner into the line of sight of the observer.
    The reflected image is passed through a circular polarizing filter to the semi-reflective concave mirror, circularly polarizing the image. The semi-reflective concave mirror transmits the image to the cholesteric liquid crystal element which is polarized in a rotary sense opposite that of the image, causing the image to be reflected without reversal of its rotary sense, back to the concave side of the semi-reflective concave mirror. The image is then reflected (and its rotary sense reversed) by the semi-reflective concave mirror back toward the cholesteric liquid crystal element, which now transmits the image or images to the observer.
    An image from the outside environment is transmitted through the transmitter/combiner, through the semi-reflective concave mirror, and partially transmitted by the cholesteric liquid crystal element to the observer, and partially reflected by the cholesteric liquid crystal element back toward the concave side of the semi-reflective concave mirror. That portion of the image reflected by the cholesteric liquid crystal element is in turn reflected by the semi-reflective concave mirror back toward the cholesteric liquid crystal element, which transmits the image to the observer.
    Transmission efficiency for this embodiment is increased over the prior art in that fewer reflections and transmissions of the image takes place and in

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that the cholesteric liquid crystal element transmits and/or reflects a higher percentage of the incident light than the reflective devices of the prior art.
    The invention will now be further described with reference to the accompanying drawings.

                          BRIEF DESCRIPTION OF THE DRAWINGS

    FIG. 1 illustrates an embodiment of an optical collimation system according to the present invention, in a heads-up display/image combiner application;
    FIG. 2(a) illustrates the transmission characteristics of a cholesteric liquid crystal element reflective to RHCP green light;
    FIG. 2(b) is a graphical representation of transmission and polarization efficiency of a cholesteric liquid crystal element;
    FIG. 3 illustrates an alternate embodiment of an optical collimation system according to the present invention;
    FIG. 4 is a graph illustrating the angular dependence of the wavelength of maximum reflection; and
    FIGS. 5(a) and 5(b) illustrate the biasing of the reflection angle from the cholesteric liquid crystal element through the use of surface tilt, untilted and tilted cases respectively.

                             DETAILED DESCRIPTION OF THE
                                 PREFERRED EMBODIMENT

    With reference to FIG. 1, a preferred embodiment of an optical collimating apparatus according to the present invention is shown. In such an embodiment, optical collimating apparatus 30 is used in a heads-up display or image combining display mode. Optical collimating apparatus 30 consists of image generating source 34, example, relying on a property of cholesteric elements, as demonstrated in FIG. 4, that the wavelength of maximum reflection is angular sensitive (i.e., as the angle of incidence increases, the wavelength of maximum reflection is shifted toward the shorter wavelenths) the wavelength of maximum reflection of the cholesteric liquid crystal element for normally incident light may be increased to compensate for the shift toward the shorter wavelengths of reflection for non-normally incident light.
    Another property of cholesteric elements, demonstrated in FIGS. 5(a) and 5(b), is that the separation between the angle of incidence (i) and angle of reflection (r) is a function of the orientation, or tilt, of the helical axis of the cholesteric layer. As the helical axis is tilted away from normal to the surface of the cholesteric liquid crystal element the separation becomes smaller.
    Thus, positioning of the reflected image in the line-of-sight of the observer may be controlled by the composition of the element (as opposed to positioning of the image source).
    Thus the disclosures and descriptions herein are purely illustrative and are not intended to be in any sense limiting.
    What is claimed is:
    1. An optical collimating apparatus for focussing an image at or closer than at an infinite distance from an observer, comprising the elements of:
    a circular polarizing filter;
    a semi-reflective concave mirror; and
    a cholesteric liquid crystal element.
    2. An optical collimating apparatus for focussing an image at or closer than at an infinite distance from an observer, wherein the image is substantially transmitted by a semi-reflective concave mirror and a first portion of said transmitted image is further transmitted unreflected to the observer by a cholesteric liquid crystal element and a second portion of said transmitted image is reflected by the cholesteric liquid crystal element to the concave mirror, which reflects the second portion of the transmitted image back to the cholesteric liquid crystal element, which transmits the second portion of the transmitted image to the observer, comprising the elements of:
    an image source;
    a circular polarizing filter;
    a semi-reflective concave mirror; and
    a cholesteric liquid crystal element.
    3. The apparatus according to claim 2 further comprising:
    a transmitter/combiner for combining a first image generated by said image source with a second image in a line of sight plane of an observer prior to incidence upon said semi-reflective concave mirror.
    4. An optical collimating apparatus for focussing an image at or closer than at an infinite distance from an observer, and further for combining the focussed image with an image external to the optical collimating apparatus, comprising the elements of:
    an image source;
    a circular polarizing filter;
    a transmitter/combiner;
    a semi-reflective concave mirror; and
    a cholesteric liquid crystal element.
    5. An optical collimating apparatus for focussing an image at or closer than at an infinite distance from an observer, and further for combining the focussed image with an image external to the optical collimating apparatus, wherein projected images from an image source are reflected by a transmitter/combiner acting as a combiner to combine the projected images with the images in the line of sight of the observer and further wherein the projected images are reflected by a cholesteric liquid crystal element to the semi-reflective concave mirror, which reflects the images back to the cholesteric liquid crystal element, which substantially transmits the images to the observer, and further wherein external images are substantially transmitted by the semi-reflective concave mirror and further substantially transmitted to the observer by the cholesteric liquid crystal element, comprising the elements of:
    an image source;
    a circular polarizing filter;
    a transmitter/combiner;
    a semi-reflective concave mirror; and
    a cholesteric liquid crystal element.
    6. The apparatus according to claim 5, wherein said image source comprises a monochrome cathode ray tube, focussing optics for focussing an image generated by said monochrome cathode ray tube, and a circular polarizing filter for imparting images generated by said monochrome cathode ray tube with a first rotary sense.
    7. A method for optically collimating an image at or closer than at an infinite distance from an observer, comprising the steps of:
    causing to be incident upon a semi-reflective concave mirror a primary image, and substantially transmitting said primary image to a cholesteric liquid crystal element, substantially transmitting a first portion of said primary image to the observer, and reflecting a second portion of said primary image to said semi-reflective concave mirror, said semi-reflective concave mirror substantially reflecting said second portion of said primary image back to said cholesteric liquid crystal element, said cholesteric liquid crystal element transmitting said second portion of said primary image to said observer.
    8. A method for optically collimating an image at or closer than at an infinite distance from an observer, and further for positioning said image in a line of sight plane of an observer, comprising the steps of:
    generating an image, projecting said generated image upon a transmitter/combiner located in a line of sight plane of the observer which acts as a combiner to combine said projected image with an image in said line of sight of the observer, transmitting said combination of said generated image and said image in said line of sight plane of the observer to a semi-reflective concave mirror, said semi-reflective concave mirror substantially transmitting said image combination to a cholesteric liquid crystal element, said cholesteric liquid crystal element substantially transmitting to the observer a first portion of said image combination comprising a first portion of said image in said line of sight plane of the observer, said cholesteric liquid crystal element substantially reflecting a second portion of said image combination comprising a second portion of said image in said line of sight plane of the observer together with said generated image, to said semi-reflective concave mirror, which substantially reflects said second portion of said image combination back to said cholesteric liquid crystal element, said cholesteric liquid crystal element substantially transmitting said second portion of said image combination to the observer.
                                      * * * * *